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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Onyx Software Corporation for the registration of 337,925 shares of its common stock and to the incorporation by reference therein of our report dated January 29, 2001, except for paragraph 4 of Note 14, as to which the date is February 12, 2001, with respect to the consolidated financial statements and schedule of Onyx Software Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                          Ernst & Young LLP

Seattle, Washington
February 28, 2001